As filed with the Securities and Exchange Commission on December 6, 2013.

Registration No. 333-187899

Registration No. 333-181112

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to

Form S–8

Registration Statements

UNDER

THE SECURITIES ACT OF 1933

EDGEN GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	38-3860801
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

18444 Highland Road Baton Rouge, LA	70809
(Address of Principal Executive Offices)	(Zip Code)

EDGEN GROUP INC. 2012 OMNIBUS INCENTIVE PLAN

(Full title of the plans)

Daniel J. O’Leary

Chairman, President and Chief Executive Officer

18444 Highland Road

Baton Rouge, Louisiana 70809

(Name and address of agent for service)

(225) 756-9868

(Telephone number, including area code, of agent for service)

Copies to:

J. Michael Robinson, Jr.

Senior Vice President and General Counsel

18444 Highland Road

Baton Rouge, Louisiana 70809

(225) 756-9868

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment no. 1 (the “Post-Effective Amendment”), filed by Edgen Group Inc., a Delaware corporation (“Registrant”), relates to the Registration Statements on Form S-8 (File Nos. 333-181112 and 333-187899) (collectively, the “Registration Statements”) of Registrant filed with the Securities and Exchange Commission on May 2, 2012 and April 12, 2013, respectively. Pursuant to the Registration Statements, 8,609,803 of Registrant’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”), relating to the Edgen Group Inc. 2012 Omnibus Incentive Plan, were registered.

On November 20, 2013, pursuant to the Agreement and Plan of Merger dated as of October 1, 2013, by and among Registrant, Sumitomo Corporation of America, a New York corporation (“Parent”), and Lochinvar Corporation, a Delaware corporation (“Merger Sub”), Merger Sub merged with and into Registrant, with Registrant surviving the merger (the “Merger”). As a result of the Merger, all offerings of the Common Stock pursuant to the Registration Statements were terminated. In accordance with undertakings made by Registrant in the Registration Statements to remove from registration, by means of post-effective amendment, any securities of Registrant being registered under the Registration Statements that remain unsold at the termination of the offering as of the date of this Post-Effective Amendment, Registrant hereby removes from registration all of the Common Stock that remains unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on December 6, 2013.

Edgen Group Inc.

By:	/s/ Daniel J. O’Leary
Name:	Daniel J. O’Leary
Title:	Chairman, President and Chief Executive Officer

Pursuant to the Requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel J. O’Leary Daniel J. O’Leary	Chairman, President and Chief Executive Officer (Principal Executive Officer)	December 6, 2013

/s/ David L. Laxton, III David L. Laxton, III	Executive Vice President Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 6, 2013

John Ferguson	Director

Hideki Iwasawa	Director

/s/ Toshikazu Nambu Toshikazu Nambu	Director	December 6, 2013

/s/ Tsuyoshi Oikawa Tsuyoshi Oikawa	Director	December 6, 2013

/s/ J. Michael Robinson, Jr. J. Michael Robinson, Jr.	Director	December 6, 2013

Hirokazu Shintaku	Director

/s/ Koichi Tabuchi Koichi Tabuchi	Director	December 6, 2013